                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-75862

Prospectus Supplement No. 7 To
Prospectus Dated February 14, 2002

                          CUBIST PHARMACEUTICALS, INC.

           $165,000,000 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008
             SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         This prospectus supplement relates to the resale by the selling securityholders of Cubist Pharmaceuticals, Inc. 5 1/2% Convertible Subordinated Notes Due 2008 or shares of Cubist Pharmaceuticals, Inc. common stock issued upon conversion of the subordinated notes.

         This prospectus supplement should be read in conjunction with the prospectus dated February 14, 2002 and the prospectus supplements dated March 14, 2002, March 29, 2002, April 10, 2002, May 7, 2002, May 28, 2002, and July 2,
2002 and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

         The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder pursuant to this prospectus, as amended or supplemented. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                         PRINCIPAL AMOUNT
                                                         OF SUBORDINATED
                                                              NOTES          PERCENTAGE OF      NUMBER OF SHARES
                                                        BENEFICIALLY OWNED    SUBORDINATED      OF COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                     THAT MAY BE SOLD   NOTES OUTSTANDING   THAT MAY BE SOLD
------------------------------------                    ------------------  -----------------   ----------------
GREYHOUND LINES INC. AMALGAMATED TRANSIT UNION                 $400,000             *                  (1)
NATIONAL LOCAL 1700 RETIREMENT DISABILITY TRUST
c/o Helix Investment Partners LLC
1801 Avenue of the Stars, Ste. 1240
Los Angeles, CA 90068-5806

HFR CA DISTRESSED MASTER TRUST DTO 7/16/01                   $1,000,000             *                  (1)
c/o Helix Investment Partners LLC
1801 Avenue of the Stars, Ste. 1240
Los Angeles, CA 90068-5806

COMMON FUND FIXED INCOME ARBITRAGE CO.                         $350,000             *                  (1)
c/o Helix Investment Partners LLC
1801 Avenue of the Stars, Ste. 1240
Los Angeles, CA 90068-5806

ZURICH INSTITUTIONAL BENCHMARKS MASTER FUND LTD              $1,750,000           1.1%                 (1)
c/o Helix Investment Partners LLC
1801 Avenue of the Stars, Ste. 1240
Los Angeles, CA 90068-5806

HELIX CONVERTIBLE OPPORTUNITIES MASTER FUND LP               $7,000,000           4.2%                 (1)
c/o Helix Investment Partners LLC
1801 Avenue of the Stars, Ste. 1240
Los Angeles, CA 90068-5806


* Less than 1% of the outstanding notes

(1) Consists of a number of indeterminable shares of common stock as may be issued from time to time upon conversion of the subordinated notes, including such shares as may be issuable by reason of adjustment of the conversion price as a result of stock splits, stock dividends and similar anti-dilution provisions.

    INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
                          ON PAGE 7 OF THE PROSPECTUS.


                                   -----------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES MAY BE SOLD FROM TIME TO TIME BY THE SELLING SECURITYHOLDERS OR THEIR DONEES, PLEDGEES, TRANSFEREES AND OTHER SUCCESSORS IN INTEREST IN ONE OR MORE TRANSACTIONS AT FIXED PRICES, AT MARKET PRICES AT THE TIME OF SALE, AT VARYING PRICES DETERMINED AT THE TIME OF SALE OR AT NEGOTIATED PRICES.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 19, 2002